Exhibit 10.11

January 16, 2021

Roger Schaller

Dear Roger:

We would like to offer you the position as Executive Vice President of Commercial Operations for Marizyme, Inc. effective January 16, 2021. The position will pay $250,000 annually, an annual discretionary bonus of potentially 25% of base salary based upon discretionary objectives to be outlined, a potential realization bonus (performance sales revenue based) to be determined as an over-achiever for the team relating to commercialization, and shares to be determined and approved by the Company’s Board of Directors. The Company will also provide a benefit package to include health, dental, vision and insurances coverage.

We look forward to you joining the Marizyme team.

Sincerely,

/s/ Bruce Harmon
Bruce Harmon
CFO

Accepted by:

/s/ Roger Schaller
Roger Schaller

Pc:	Dr. Neil Campbell, CEO
Steven Seegers, Chief of Staff

Marizyme, Inc.

225 Chimney Corner Lane, Suite 2001, Jupiter, FL 33458

561-935-9955 (O) 561-529-4248 (F)

www.marizyme.com